                                                                   Exhibit(b)(2)


                                FAIRNESS OPINION
                             PRESENTATION MATERIALS

                          PREFERRED EMPLOYERS HOLDINGS,
                                      INC.

                                SEPTEMBER 9, 1999

                                     ADVEST
                          SERVING INVESTORS SINCE 1898

                               TABLE OF CONTENTS

    I.  Scope of Fairness Opinion
   II.  Overview of PEGI
  III.  Summary of Principal Terms
   IV.  Historical Trading and Premium Paid Analyses
    V.  Public Comparable Company Analysis

        Workers' Compensation Companies
        Staffing Companies

    VI. Historical Transaction Analysis

        Workers' Compensation Companies
        Staffing Companies

   VII. Discounted Cash Flow Analysis

  VIII. Conclusion

                            SCOPE OF FAIRNESS OPINION

Advest, Inc. has been engaged by the Board of Directors ("Board of Directors") of Preferred Employers Holdings, Inc. ("PEGI" or the "Company"), to issue a formal opinion with respect to the fairness from a financial point of view, to the Company and the Company's stockholders (the "Shareholders") of the consideration to be paid in conjunction with the Company's self tender (the "Transaction").

Advest, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Advest has relied upon the accuracy and completeness of all of the financial and other information reviewed and has assumed its accuracy and completeness for purpose of its opinion. In addition, Advest has not made an independent evaluation or appraisal and did not physically inspect the assets of PEGI and it has not made an independent valuation of the liabilities of PEGI, nor has Advest been furnished with any such evaluation or appraisal. Advest's opinion is based upon the economic and market conditions existing on the date hereof. Advest's advisory services and opinion are provided for the information and assistance to the Board of Directors in connection with its consideration of the Transaction.

SCOPE OF FAIRNESS OPINION

In arriving at our opinion, we reviewed certain information and documentation on or related to PEGI, including:

         - Audited financial statements, as filed with the SEC, for the years ended December 1997 and 1998.

         - Unaudited financial statements, as filed with the SEC, for the quarters ended March 31, 1999 and June 30, 1999.

         - Audited statutory financial statements of PEG Reinsurance Company, Ltd. (a wholly owned subsidiary of the Company) for the year ended December 1998.

         -        Prospectus regarding secondary offering dated December 1998.

         - Certain PEGI interim financial analyses and forecasts prepared by management.

SCOPE OF FAIRNESS OPINION

In addition to the above documentation, Advest conducted:

         - A review and discussion with senior executives of the Company concerning its business and prospects.

         - An analysis of the market value, financial performance/condition and operating characteristics of companies which Advest deemed to be reasonably similar to the Company.

         - An analysis of the financial terms, to the extent publicly available, of certain transactions involving companies which Advest deemed to be reasonably similar to the Company.

         - A review of the trading history of PEGI's stock over the last two years.

         - A review of certain other factors and analyses as Advest deemed appropriate.

SCOPE OF FAIRNESS OPINION

Advest's approach to determine whether this transaction is fair to the Shareholders, from a financial point of view, attempts to integrate its transactional experience as investment bankers with theoretical models generally accepted and used in the financial markets. The primary analyses used in reaching our opinion are:

         -        PEGI Trading History and Premium Paid Analysis

         -        Public Comparable Company Analysis

         -        Historical Transaction Analysis

         -        Discounted Cash Flow Analysis

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Selecting portions of this analysis or of this summary without considering the analyses as a whole, could create an incomplete view of the processes underlying Advest's opinion. In arriving at its fairness determination, Advest considered the results, as a whole, of all such analyses.

OVERVIEW OF PEGI

PEGI was founded in 1988 as a managing general agent for workers' compensation insurance, specializing in franchised fast food restaurants and convenience stores. Today, the Company operates in three segments: general insurance agency, reinsurance, and professional healthcare employee staffing.

Certain proceeds from the Company's IPO in February 1997 were used to capitalize a Bermuda-domiciled reinsurance company, P.E.G. Reinsurance Company Ltd. This company reinsures certain workers' compensation business produced by PEGI. However, it limits its potential liability via an excess and aggregate reinsurance treaty that limits losses and certain expenses to the first $300,000 per occurrence and to an amount not to exceed 70% of the gross written premium for each individual underwriting year.

PEGI represents multiple nationally and internationally recognized insurance carriers (AIG and Kemper) in its franchise business segment as a general agent. This book of business, which includes workers' compensation, commercial, multi-peril and small business package policies, currently has about $18 million of annualized premiums in force. Of this, approximately $12 million of workers' compensation premium is ceded to PEGI via its Bermuda-based reinsurance subsidiary.

OVERVIEW OF PEGI

In addition to its insurance business, the Company expanded into the professional healthcare employee staffing area through the acquisition of certain of the assets of HSSI Travel Nurse Operations, Inc. in March 1998. In August 1998, the Company merged, via a pooling-of-interest transaction, with NET Healthcare Inc.

The professional healthcare staffing area has been growing rapidly over the last several years, reflecting higher employer interest in "just in time" employees as well as increasing overall demand in the area. After extensive analysis, PEGI decided that its workers' compensation and claims cost handling skills may provide it with a value-added approach to the professional healthcare staffing and outsourcing segment.

While the Company has substantial experience in workers' compensation and claims cost management, Management does not intend to expand its general agency and reinsurance operations beyond its current book of business due to today's highly competitive market conditions. As such, Management has reviewed a variety of possible growth opportunities for the Company and developed a strategy to focus on growing its presence in the professional healthcare staffing and outsourcing market through additional acquisitions and internal growth.

FINANCIAL OVERVIEW OF PEGI

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  Six months
                                              Years ended December 31,                          ended June 30,
                                             1997                   1998                   1998                  1999
                                             ----                   ----                   ----                  ----
Revenues:
  Staffing Income                        $11,594,300     42%    $34,461,735     63%    $14,863,410     61%    $22,171,854     70%
  Insurance Income (a)                    15,428,648     56%     19,377,918     36%      9,378,787     38%      9,497,253     30%
  Other                                      570,464      2%        471,327      1%        264,331      1%        210,790      1%
                                         -----------    ---     -----------    ---     -----------    ---     -----------    ---
Total Revenues                            27,593,412    100%     54,310,980    100%     24,506,528    100%     31,879,897    100%
                                         ===========    ===     ===========    ===     ===========    ===     ===========    ===
Expenses:
  Staffing costs                           9,610,778     35%     27,140,355     50%     11,596,918     47%     17,060,963     54%
  Insurance expenses (b)                  10,418,979     38%     13,051,822     24%      6,450,277     26%      6,945,291     22%
  Other operating expenses                 6,080,808     22%      9,814,401     18%      4,519,855     18%      6,326,620     20%
                                         -----------    ---     -----------    ---     -----------    ---     -----------    ---
Total operating expense                   26,110,565     95%     50,006,578     92%     22,567,050     92%     30,332,874     95%
                                         -----------    ---     -----------    ---     -----------    ---     -----------    ---
Operating income before income taxes       1,482,847      5%      4,304,402      8%      1,939,478      8%      1,547,023      5%
                                         -----------    ---     -----------    ---     -----------    ---     -----------    ---
Interest expense                             663,909      2%      1,076,947      2%        458,585      2%        536,691      2%
Amortization of intangible assets and
  other non-operating expenses                    --      0%        649,265      1%        238,621      1%        139,463      0%
                                         -----------    ---     -----------    ---     -----------    ---     -----------    ---
Total non-operating expenses                 663,909      2%      1,726,212      3%        697,206      3%        676,154      2%

Income before income taxes                   818,938      3%      2,578,190      5%      1,242,272      5%        870,869      3%
Income taxes                                 208,980      1%        375,565      1%        141,968      1%        149,060      0%

Net income                               $   609,958      2%    $ 2,202,625      4%    $ 1,100,304      4%    $   721,809      2%
                                         ===========    ===     ===========    ===     ===========    ===     ===========    ===

         a)       Includes premiums earned, net commission and interest income
         b) Includes losses and loss adjustment expenses and amortization of deferred acquisition costs

FINANCIAL OVERVIEW OF PEGI

               PREFERRED EMPLOYERS HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,   December 3l,      June 30,
                                                                                         1997           1998            1999
                                                                                         ----           ----            ----
                                     ASSETS

Investments:
  Held-to-maturity securities, at amortized cost (fair value of                      $  8,015,105   $ 15,454,481   $ 19,610,103
    $19,438,700 in 1999, $15,692,019 in 1998 and $8,237,669 in 1997)
  Held-to-maturity securities, at amortized cost - restricted                           7,877,444      8,257,053      9,265,583
    (fair value of $9,191,460 in 1999, 8,388,009 in 1998 and $7,941,981 in 1997)
Short-term investments                                                                  7,090,550      7,032,027      3,852,725
                                                                                     ------------   ------------   ------------
Total investments                                                                      22,983,099     30,743,561     32,728,411
Cash                                                                                    4,125,271      3,714,883      6,785,535
Accrued investments and interest income                                                   311,934        408,538        471,100
Accounts, commissions and premiums receivable, net                                      2,699,657     11,200,923     11,899,245
Deferred acquisition costs                                                                903,880      1,807,841      2,083,056
Property and equipment, net                                                               709,800        897,625        939,341
Deferred tax assets                                                                       252,837        447,878        827,594
Deposits                                                                                  154,787        344,165        436,719
Goodwill and other intangible assets, net                                                              4,805,560      4,688,896
Other assets                                                                              102,556      2,036,453      2,131,190
                                                                                     ------------   ------------   ------------
Total assets                                                                         $ 32,243,821   $ 56,407,427   $ 62,991,087

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Notes payable                                                                        $  2,440,000   $ 12,430,000   $ 11,021,417
Unpaid losses and loss adjustment expenses                                              6,107,613     13,878,892     18,113,136
Premiums, commissions and other insurance balances payable                              8,189,169      7,175,659      7,243,435
Unearned premiums                                                                       2,671,831      5,463,405      6,295,120
Accounts payable and accrued expenses                                                   1,360,613      1,588,326      2,124,095
Other liabilities                                                                         700,356      2,894,283      4,450,294
                                                                                     ------------   ------------   ------------
  Total liabilities                                                                    21,469,582     43,430,565     49,247,497
Shareholders' equity:
  Common stock, $0.01 par value; authorized 20,000,000
    shares; issued 5,771,497 shares in 1997 and 1998 and 5,776,497 in 1999                 57,715         57,715         57,765
  Additional paid-in capital                                                            9,147,730      9,891,562      9,936,512
  Retained earnings                                                                     2,074,351      3,533,142      4,254,870
                                                                                     ------------   ------------   ------------
  Total shareholders' equity                                                           11,279,796     13,482,419     14,249,147
Treasury stock, at cost, 529,412 shares                                                  (505,557)      (505,557)      (505,557)
                                                                                     ------------   ------------   ------------
Net shareholders' equity                                                               10,774,239     12,976,862     13,743,590
                                                                                     ------------   ------------   ------------
  Total liabilities and shareholders' equity                                         $ 32,243,821   $ 56,407,427   $ 62,991,087

SUMMARY OF FINANCIAL RESULTS

A summary review of PEGI's historical financial performance indicates, among other things:

         - Revenues for the first half of 1999 increased 30% to $31.9 million versus $24.5 million in the first half of 1998.

                  - Staffing income increased $7,309,000 or 49.2% as a result of the acquisition of certain of the assets of HSSI Travel Nurse Operations, Inc. (acquired in March
                           1998) and the increase in business related to the acquisition and merger of NET Healthcare.

                  - Insurance income earned increased $119,000 or 1.3% for the six months ended June 30, 1999 as compared to the prior year as a result of new business and renewals of the prior year business.

- Income before taxes declined to 3% of total revenues for the first half of 1999 versus 5% in the first half of 1998 resulting in income before taxes of $870,788 versus $1,242,272 respectively.

                  - Earnings were negatively affected by lower margins in the insurance operations

                  - The Company failed to realize revenues related to the managing general agency business although expenses related to these activities reduced earnings. With the departure of Mark Olsen, a key architect of this program, this effort has been significantly reduced in scope and Management will review its effectiveness through the calendar year end.

                  - Increases in other operating expenses primarily reflected expenses related to failed acquisition activity and increased personnel expenses.

SUMMARY OF PRINCIPAL TERMS

Terms: PEGI will offer to purchase, through a self tender, all of the issued and outstanding capital stock of PEGI for the consideration and on the terms set forth in the offer to purchase. Mel Harris, Chairman of the Board and Chief Executive Officer, currently owns or has options to buy 1,879,706 shares that will not be tendered.

Price:                              $5.00 per share

Form of Consideration:              Cash

Calculation of Purchase Price:

Price Per Share:                    $5.00 per share

Shares Outstanding (1):                   5,247,085

Implied Purchase Price (Equity):    $    26,235,425

Net Debt (2):                       $       315,654
                                    ---------------
Total Implied Enterprise Value:     $    26,551,079
                                    ===============

(1) Excludes options and warrants totaling 1,411,800 shares with exercise prices ranging from $7.25 to $9.25

(2) As of June 30, 1999, interest bearing debt was equal to $11,021,417 and unrestricted cash, as calculated by management, was equal to $10,705,763

TRADING HISTORY OF PEGI

Price and Volume Chart of PEGI Stock from 9/5/97 until 9/7/99:

         High Price: $11.25 on 2/5/99      Low Price: $2.88 on 9/7/99

         High Volume: 793,700 on 7/17/98   Low Volume: 0 on several dates

                      Average Volume: 55,820 shares traded


                       PREFERRED EMPLOYERS HOLDINGS, INC.
                               WEEKLY PRICE VOLUME
                     SEPTEMBER 5, 1997 - SEPTEMBER 7, 1999




                                    [GRAPH]

TRADING HISTORY OF PEGI

                       PREFERRED EMPLOYERS HOLDINGS, INC.
                         DAILY INDEXED PRICE PERFORMANCE
                      SEPTEMBER 5, 1997 - SEPTEMBER 7, 1999



                                    [GRAPH]

TRADING HISTORY OF PEGI

                       PEGI VS. COMPARABLE TRADING INDICES

                                                                                         S&P Small Cap        S&P Insurance
                                                       PEGI         Russell 2000          Healthcare           Sector (P&C)
                                                       ----         ------------          ----------           ------------
     Stock Price as of 9/7/98                        $  6.88            347.07              85.89                 899.203
     Stock Price as of 3/7/99                        $  9.75            398.01             104.24                  930.54
     Stock Price as of 6/7/99                        $  6.81            446.65             110.20                978.9137
     Stock Price as of 8/7/99                        $  4.38            428.04             110.16                883.1691
     Stock Price as of 9/7/99                        $  2.85            438.24             114.59                842.7263

     LTM Stock Price Performance                       -58.5%             26.3%              33.4%                   -6.3%
     Latest Six Month Stock Performance                -70.8%             10.1%               9.9%                   -9.4%
     Latest Three Month Stock Performance              -58.2%             -1.9%               4.0%                  -13.9%
     Latest One Month Stock Performance                -34.9%              2.4%               4.0%                   -4.6%

Based on all measurement periods detailed above, PEGI's stock price performance significantly underperformed the Russell 2000, S&P Small Capitalization Healthcare and S&P Insurance (Property and Casualty) Indices.

PREMIUM PAID ANALYSIS

           ANALYSIS OF PREMIUM PAID FOR PEGI STOCK IN THE TRANSACTION

                                                                                Closing PEGI              Implied %
                                                                                 Stock Price             Premium Paid
                                                                                ------------             ------------
     Cash Consideration                                                            $ 5.00
     Stock Price as of 9/7/99                                                      $ 2.88                    74%
     Stock Price as of 8/24/99                                                     $ 2.88                    74%
     Stock Price as of 8/10/99                                                     $ 4.38                    14%
     Stock Price as of 7/6/99                                                      $ 5.63                   -11%


                                                                               1998 Median               Implied PEGI
                                                                           % Premium Offered (1)        Stock Price (2)
                                                                           ---------------------        ---------------
     Transactions Less Than $25.0 million                                       39.8%                       $  4.02
     Cash Transactions                                                          30.1%                       $  3.74
     Transactions with Stock Prices under $10                                   39.7%                       $  4.02
     Insurance Transactions                                                     39.8%                       $  4.02
     Health Services Transactions                                               36.4%                       $  3.92

(1) Based on Study on Percent Premium Offered in 1999 Mergerstat Review utilizing data from domestic transactions. Premium calculations are based on the seller's closing price five business days before the initial announcement.

(2)      Implied PEGI stock prices are based on PEGI stock price as of 9-7-99

Based on the self tender price of $5.00, the implied premium over the unaffected stock price of PEGI compares favorably on all measures to studies of premiums offered based on a 74% premium over the current (9/7) closing share price. The self tender price represents a premium to the measurement periods of two weeks (8/24) and four weeks (8/10) prior to this analysis and represents a discount to a measurement period of two months (7/6) prior to the date of this analysis.

ANALYSIS OF COMPARABLE COMPANIES

The analysis of comparable public companies examines trading multiples as a benchmark to the transaction consideration offered for PEGI. The purpose of a comparable company analysis is to:

Evaluate:         Market values of publicly-traded companies in the same or
                  comparable lines of business

                                  which should:

Indicate:         Ranges of equity values for comparable companies, derived
                  from indicators of Total Enterprise Value or Equity Value

Equity Value - The market valuation of 100% of a company's outstanding common stock, based on the price of a single share

Total Enterprise Value (TEV) - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities

ANALYSIS OF COMPARABLE COMPANIES

A universe of public companies was established utilizing a business description search for comparable publicly-traded companies primarily involved in workers' compensation insurance and staffing services.

As a result of the search, Advest identified a number of companies and selected ten which it deemed comparable to the operations of the two primary business lines of PEGI.

WORKERS' COMPENSATION INSURANCE                    STAFFING SERVICES
-------------------------------                    -----------------
Argonaut Group                                     Modis Professional Services

Donegal Group                                      CDI Corporation

Fremont General Corporation                        On Assignment

Meadowbrook Insurance Group                        RCM Technologies

Paula Financial                                    Westaff

ANALYSIS OF COMPARABLE COMPANIES

Workers Compensation Insurance

ARGONAUT GROUP (NASDAQ: AGII)

Argonaut Group is a holding company whose subsidiaries are primarily engaged in the selling, underwriting and servicing of workers compensation and other lines of property-casualty insurance. For the six months ended 6/30/99, revenues fell 37% to $97.5 million. Net income fell 63% to $16.7 million. Revenues reflect lower gains on the sale of investments. Earnings also reflect higher underwriting, acquisition and insurance expenses as a percentage of sales.

DONEGAL GROUP (NASDAQ: DGIC)

Donegal is a regional insurance holding company which offers a range of insurance products, including homeowner and private passenger automobile policies, and commercial automobile, multiple peril and workers' compensation policies. For the three months ended 3/31/99, revenues rose 30% to $40.1 million. Net income fell 35% to $2.2 million. Results reflect premium growth due to the acquisition of Southern Heritage, offset by a higher loss ratio.

FREMONT GENERAL CORPORATION (NYSE: FMT)

Fremont underwrites workers' compensation insurance and is engaged in commercial and residential real estate lending, commercial finance and premium financing. For the six months ended 6/30/99, revenues rose 27% to $634.9 million. Net income rose 8% to $69.3 million. Revenues reflect higher financial services revenues. Earnings were partially offset by increased dividends paid to policyholders.

ANALYSIS OF COMPARABLE COMPANIES

Workers Compensation Insurance

MEADOWBROOK INSURANCE GROUP (NYSE: MIG)

Meadowbrook Insurance Group, Inc. is a holding co. for Star Insurance, Savers Property & Casualty Insurance and American Indemnity Insurance Co. Ltd. For the three months ended 3/31/99, revenues rose 31% to $37.9 million. Net loss before accounting change totaled $1.4 million vs. income of $3.3 million. Revenues reflect higher net earned premiums due to a rise in existing business reflecting new programs added. Losses reflect an increase in loss and loss adjustment expenses.

PAULA FINANCIAL (NASDAQ: PFCO)

Paula Financial is an integrated insurance organization which specializes in the production, underwriting and servicing of workers' compensation and accident & health insurance for agribusiness clients. For the three months ended 3/31/99, total revenues fell 34% to $20.6 million. Net income rose 25% to $1.3 million. Revenues reflect lower gross premiums written due to decline of large accounts. Earnings reflect decreases in loss ratio.

ANALYSIS OF COMPARABLE COMPANIES

              SELECTED WORKERS' COMP INSURANCE COMPARABLE COMPANIES

               (PEGI valuation completed using $5.00 share price)

                  SELECTED FINANCIAL DATA AND PRICING MULTIPLES
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  EQUITY PRICING                       LATEST TWELVE MONTHS
                                                          ----------------------------------   ---------------------------------
                                        Latest            Price as     % of                                                  Net
                                        Fiscal  Latest       of      52 Week  Shares  Market                       EBITDA    Inc.
COMPANY                        Ticker    Year   Quarter    9/03/99     High   Out(a)   Cap.    Revenue   Net Inc.  Margin   Margin
-------                        ------   ------  -------   --------   -------  ------  ------   -------   --------  ------   ------

PREFERRED EMPLOYERS
   HLDGS IN COM                  pegi    12/98    6/99       5.00     42.6%    5.24    26.2       61.70     1.83     6.3%   3.0%

ARGONAUT GROUP INC COM           agii    12/98   03/99      25.50     89.9%   24.02   612.5      215.20    35.50    28.7%  16.5%
DONEGAL GROUP INC COM            dgic    12/98   03/99       9.81     59.9%    8.25    80.9      139.80     7.85     8.6%   5.6%
FREMONT GEN CORP COM             fmt     12/98   06/99       9.75     38.0%   70.08   683.3    1,174.27   138.02    37.9%  11.8%
MEADOWBROOK INS GROUP INC COM    mig     12/98   03/99      11.13     43.7%    8.66    96.4      143.09     1.15     4.7%   0.8%
PAULA FINL DEL COM               pfco    12/98   03/99       7.75     63.9%    5.93    45.9      133.66    (4.62)     NM     NM
                                 ----    -----   -----      -----     ----    -----   -----    --------   ------    ----   ----
Average                                                                               303.8       361.2     35.6    20.0%   8.7%
Median                                                                                 96.4       143.1      7.9     8.6%   5.6%
                                                                                      -----    --------   ------    ----   ----

                                                               GROWTH
                                   EARNINGS PER SHARE           RATE                           EQUITY MULTIPLES
                            --------------------------------   ------    ----------------------------------------------------------
                                                              Projected             Price/Earnings             Price/       Price/
COMPANY                     98Actual  CY99(b)(f)  CY00(b)(f)  EPS(b)(f)  CY98(b)(f)  CY99(b)(f)  CY00(b)(f)  Book Value  LTM Net Inc
-------                     --------  ----------  ----------  ---------  ----------  ----------  ----------  ----------  -----------

PREFERRED EMPLOYERS HLDGS
   IN COM                     $ 0.43    $0.60        $0.84      20.0%       11.6        8.3         6.0         2.1         14.4

ARGONAUT GROUP INC COM        $ 1.45    $1.40           NA        NA        17.6       18.2          NA         0.8         17.3
DONEGAL GROUP INC COM         $ 1.05    $1.02        $1.20      10.0%        9.3        9.6         8.2         0.8         10.3
FREMONT GEN CORP COM          $ 1.90    $0.97        $1.94      15.1%        5.1       10.1         5.0         0.7          5.0
MEADOWBROOK INS GROUP
   INC COM                    $ 0.65    $0.62        $1.54      18.3%       17.1       17.9         7.2         0.9           NM
PAULA FINL DEL COM            $(0.96)   $1.30        $1.41       8.0%         NM        6.0         5.5         0.6           NM
                              -------   -----        -----      -----       ----       ----         ---         ---         ----

                                                                -----       ----       ----         ---         ---         ----
Average                                                         12.9%       12.3       12.4         6.5         0.8         10.8
Median                                                          10.0%        9.3       10.1         5.5         0.8         10.3
                                                                -----       ----       ----         ---         ---         ----


                                         RETURN
                                     --------------
                                      LTM     LTM
COMPANY                              ROE(d)  ROA(e)
-------                              ------  ------
PREFERRED EMPLOYERS HLDGS IN COM     14.8%    7.7%

ARGONAUT GROUP INC COM                4.8%    3.2%
DONEGAL GROUP INC COM                 7.7%    3.2%
FREMONT GEN CORP COM                 14.4%    5.1%
MEADOWBROOK INS GROUP INC COM         1.0%    0.7%
PAULA FINL DEL COM                     NM      NM

                                     ----     ----
Average                               7.0%    3.1%
Median                                4.8%    3.2%
                                     ----     ----

Notes:                                                          SOURCE: FACTSET
LQE=Latest Quarter End, LTM=Latest 12 Months, TEV=Total Enterprise Value (Market Cap. + Total Debt - Cash)
(a) Shares Outstanding = Common Shares issued and outstanding as reported on the cover of the latest 10-Q
(b) Mean earnings per share estimates and 5 year EPS growth rates from First Call. CY98, CY99 and CY00 represent calendar year 1998, 1999 and 2000, respectively.
(c) CY99 Price/Earnings/Growth Ratio (PEG) equals CY99 P/E divided by First Call 5yr Proj EPS Growth Rate; PEG ratio = 1.0 indicates fairly valued,
         <1.0 indicates under valued, >1.0 indicates over valued.
(d)      Return on Equity (ROE) is LTM Net Income divided by LQE Shareholders'
         Equity.
(e) Return on Assets (ROA) is LTM EBIT divided by (LQE Total Assets less LQE cash and equivalents).
(f)      1999 and 2000 EPS estimates for PEGl were provided by management

ANALYSIS OF COMPARABLE COMPANIES

Staffing Services

MODIS PROFESSIONAL SERVICES (NYSE: MPS)

MPS provides professional business services, consulting, outsourcing, training and strategic human resources. For the six months ended 6/30/99, sales increased 23% to $984.5 million. Net income from continuing operations increased 9% to $50.2 million. Revenues reflect higher sales from Information Technology and Professional Services. Earnings were partially offset by higher general and administration expenses due to acquisitions.

CDI CORPORATION (NYSE: CDI)

CDI Corporation provides staffing, outsourcing and consulting services in technical, information technology, temporary and management recruiting services. For the six months ended 6/30/99, revenues increased 4% to $796.7 million. Net income from continuing operations increased 20% to $24.1 million. Revenues benefited from increased information technology services revenues. Earnings also benefited from an improved gross profit margin.

ON ASSIGNMENT (NASDAQ: ASGN)

ASGN provides temporary and permanent placement of scientific personnel within the biotech, environmental, chemical, pharmaceutical, and food & beverage industries. ASGN also provides medical billing and collections. For the three months ended 3/99, revenues rose 22% to $34.8 million. Net income rose 31% to $3 million. Revenues reflect increases in Lab and Healthcare staffing and higher average hourly billing rates. Earnings also reflect higher gross margins.

ANALYSIS OF COMPARABLE COMPANIES

Staffing Services

RCM TECHNOLOGIES (NASDAQ: RCMT)

RCMT is a provider of Business, Technology and Resource solutions in Information Technology and Professional Engineering to corporate and government sectors. For the six months ended 4/99, revenues increased 72% to $147.9 million. Net income increased 76% to $7.1 million. Revenues benefited from acquisitions and internal growth. Earnings also benefited from interest income earned from investments in interest bearing deposits.

WESTAFF (NASDAQ: WSTF)

Westaff, Inc. provides temporary staffing services, including replacement, supplemental and on-site programs to businesses and government agencies in regional and local markets in the U.S. and selected international markets. For the 24 weeks ended 4/17/99, total revenues rose 9% to $279.7 million. Net income from continuing operations rose 15% to $5.2 million. Results reflect increased billed hours and average billing rates per hour, and a lower franchise agents' share.

ANALYSIS OF COMPARABLE COMPANIES


                     SELECTED STAFFING COMPARABLE COMPANIES
               (PEGI valuation completed using $5.00 share price)
                   SELECTED SIMILAR PUBLICLY TRADED COMPANIES
                  SELECTED FINANCIAL DATA AND PRICING MULTIPLES
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   EQUITY PRICING
                                                       -----------------------------------
                                      Latest            Price
                                      Fiscal  Latest    as of   % of 52    Shares   Market
COMPANY                       Ticker    Year  Quarter  9/03/99  Week High  Out (a)   Cap.
-------                       ------  ------  -------  -------  ---------  -------  ------

PREFERRED EMPLOYERS HLDGS I    PEGI    12/98    6/99     5.00     42.6%      5.24      26.2

CDI CORP COM                   cdi     12/98   06/99    28.13     78.1%     19.05     535.8
MODIS PROFESSIONAL SVCS INC C  mps     12/98   06/99    14.81     79.5%     95.90   1,420.6
ON ASSIGNMENT INC COM          asgn    12/98   03/99    28.13     71.2%     11.06     311.2
RCM TECHNOLOGIES INC COM NEW   rcmt    10/98   04/99    13.88     51.6%     10.48     145.5
WESTAFF INC COM                wstf    10/98   04/99     6.23     44.5%     15.90      99.1

Average                                                                               502.4
Median                                                                                311.2


                                                    LATEST TWELVE MONTHS
                                    ----------------------------------------------------
                                                                        EBITDA  Net Inc.
COMPANY                             Revenue   EBITDA   EBIT   Net Inc.  Margin  Margin
-------                             -------   ------   ----   --------  ------  --------

PREFERRED EMPLOYERS HLDGS I            61.70    3.90    3.40    1.83     6.3%    3.0%

CDI CORP COM                        1,569.63  100.48   84.02   48.29     6.4%    3.1%
MODIS PROFESSIONAL SVCS INC C       1,886.78  217.62  175.50   72.82    11.5%    3.9%
ON ASSIGNMENT INC COM                 138.96   20.17   19.17   12.03    14.5%    8.7%
RCM TECHNOLOGIES INC COM NEW          263.21   24.25   22.14   12.85     9.2%    4.9%
WESTAFF INC COM                       623.86   33.90   26.07   14.42     5.4%    2.3%

Average                                896.5    79.3    65.4    32.1     9.4%    4.6%
Median                                 623.9    33.9    26.1    14.4     9.2%    3.9%



                                                                 GROWTH                       EQUITY MULTIPLES
                                    EARNINGS PER SHARE            RATE
                              --------------------------------   ------     -------------------------------------------------------
                                                                                                                  Price/
                                                                Projected             Price/Earnings              Book      Price/
COMPANY                       98Actual  CY99(b)(f)  CY00(b)(f)  EPS (b)(f)  CY98(b)(f)  CY99(b)(f)  CY00(b)(f)    Value  LTM Net Inc
-------                       --------  ----------  ----------  ----------  ----------  ----------  ----------    -----  -----------

PREFERRED EMPLOYERS HLDGS I    $ 0.43     $0.60        $0.84      20.0%        11.6          8.3         6.0        2.1     14.4
CDI CORP COM                   $ 2.33     $2.67        $3.01      12.9%        12.1         10.5         9.3        2.0     11.1
MODIS PROFESSIONAL SVCS INC C  $ 0.84     $1.17        $1.42      27.1%        17.6         12.6        10.4        1.3     19.5
ON AS ASSIGNMENT INC COM       $ 1.00     $1.26        $1.54      24.5%        28.1         22.3        18.3        5.3     25.9
RCM TECHNOLOGIES INC COM NEW   $ 1.13     $1.49           NA      26.7%        12.3          9.3          NA        1.3     11.3
WESTAFF INC COM                $ 0.90     $0.95           NA      15.0%         6.9          6.6          NA        1.4      6.9
Average                                                           21.2%        15.4         12.3        12.7        2.2     14.9
Median                                                            24.5%        12.3         10.5         9.3        1.4     11.3



                                                              RETURN
                                                          --------------
                                    TEV/       TEV/        LTM      LTM
COMPANY                           LTM Rev   LTM EBITDA    ROE(d)   ROA(e)
-------                           -------   ----------    ------   ------

PREFERRED EMPLOYERS HLDGS I         0.4        6.8        14.8%    7.8%
CDI CORP COM                        0.4        5.6        18.0%   17.4%
MODIS PROFESSIONAL SVCS INC C       0.8        7.4         6.4%   11.5%
ON ASSIGNMENT INC COM               2.0       13.6        20.6%   61.8%
RCM TECHNOLOGIES INC COM NEW        0.7        7.1        11.3%   14.0%
WESTAFF INC COM                     0.3        4.7        20.1%   13.9%
Average                             0.8        7.7          15%     24%
Median                              0.7        7.1          18%     14%

Notes:                                                           SOURCE: FACTSET

LQE=Latest Quarter End, LTM=Latest 12 Months, TEV=Total Enterprise Value
(Market Cap. + Total Debt - Cash)
(a) Shares Outstanding = Common Shares issued and outstanding as reported on the cover of the latest 10-Q
(b) Mean earnings per share estimates and 5 year EPS growth rates from First Call. CY98, CY99 and CY00 represent calender year 1998, 1999 and 2000, respectively.
(c) CY99 Price/Earnings/Growth Ratio (PEG) equals CY99 P/E divided by First Call 5yr Proj EPS Growth Rate; PEG ratio = 1.0 indicates fairly valued,
         <1.0 indicates under valued, >1.0 Indicates over valued.
(d)      Return on Equity (ROE) is LTM Net income divided by LQE Shareholders'
         Equity.
(e) Return on Assets (ROA) is LTM EBIT divided by (LQE Total Assets less LQE cash and equivalents).
(f)      1999 and 2000 EPS estimates were provided by management

ANALYSIS OF COMPARABLE COMPANIES

The multiples implied by the purchase of PEGI are substantially within the range of the derived comparable multiples.



                                        Price to Net Income(LTM)              Price to CY99 NI             Price to Book Value
                                        ------------------------           ---------------------        ------------------------
                                               Peers        PEGI                Peers      PEGI                Peers       PEGI
WORKERS' COMPENSATION INSURANCE
Multiple Range                          5.0    to   17.3    14.4            6.0   to  18.2  8.3           0.6    to  0.9    2.1
Average                                        10.8                              12.4                            0.8
Average w/o High & Low                         10.3                              12.5                            0.8
Median                                         10.3                              10.1                            0.8


                       TEV to Revenue(LTM) Price to Net Income(LTM) Price to CY99 NI   Price to Book Value     TEV to EBITDA(LTM)
                       ------------------- ------------------------ ------------------ -------------------  ---------------------
                            Peers     PEGI       Peers      PEGI        Peers     PEGI  Peers        PEGI        Peers      PEGI
STAFFING SERVICES
Multiple Range          0.3  to 2.0   0.4    6.9  to 25.9   14.4     6.6 to  22.3  8.3   1.3 to 5.3   2.1    4.7  to 13.6   6.8
Average                      0.8                 14.9                   12.3                2.2                   7.7
Average w/o High & Low       0.7                 13.9                   10.8                1.6                   6.7
Median                       0.7                 11.3                   10.5                1.4                   7.1

While the PEGI transaction multiples to the market multiples of the comparable companies are substantially in the range, a discount to the comparable companies' multiples is warranted based on, among other factors:

  -      Size (PEGI is significantly smaller than comparable companies)

  -      Hybrid focus of operations vs. pure play comparable companies

  -      Reinsurance operations are dependent on existing carrier relationship

  -      Flat insurance business with negative margin trends

ANALYSIS OF COMPARABLE TRANSACTIONS

The analysis of comparable transactions examines transaction multiples as a benchmark to the Transaction consideration offered for PEGI. The purpose of a comparable transaction analysis is to:

Evaluate: Valuation components of merger and acquisition transactions for companies Advest deemed comparable which should:

Indicate: Ranges of equity values for marketable control interests in comparable transactions, derived from indicators of Total Enterprise Value or Equity Value

Equity Value - The purchase price of 100% of a company's outstanding common stock.

Total Enterprise Value (TEV) - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities.

ANALYSIS OF COMPARABLE TRANSACTIONS

A universe of potential transactions was established utilizing a business description search for comparable companies recently involved with a completed merger or acquisition. These include companies that are primarily involved in workers compensation/property and casualty insurance and/or staffing services.

As a result of that search, Advest identified a number of companies and selected 19 which it deemed comparable to the two distinct business lines of PEGI.

Because of the small size of many of these transactions, limited public information, particularly financial, exists on many of the target companies. We therefore eliminated a number of these transactions from our analysis due to lack of information.

ANALYSIS OF COMPARABLE TRANSACTIONS

                   SELECTED COMPARABLE INSURANCE TRANSACTIONS
                            SELECTED TRANSACTION DATA

                                 ($ in millions)

 COMPLETION                                                                                                            TRANSACTION
    DATE         ACQUIROR NAME             TARGET NAME                           DESCRIPTION                               VALUE
    ----         -------------             -----------                           -----------                               -----
07/14/1998 Gryphon Holdings Inc        First Reinsurance Co.       Property & Casualty Insurance Holding Company          $   43.6
03/31/1998 Farm Bureau Mutual Ins      Utah Farm Bureau Insurance  Property & Casualty Insurance Company                      35.0
04/01/1998 ACE Ltd.                    CAT Ltd.                    Property & Casualty Underwriting and Service Company      644.1
08/05/1998 Zurich Allied AG            Mountbatten, Inc.           Property & Casualty Insurance Holding Company              44.4
09/30/1998 Liberty Mutual Insurance    Summit Holding Southeast    Property & Casualty Insurance Company                     218.5
08/18/1998 Fund Amer Entrpr Holdings   Folksamerica Holding Co     Property & Casualty Insurance Holding Company             169.1
05/14/1999 First American Financial    National Information Group  Property & Casualty Insurance Holding Company             112.2
03/31/1999 Nationwide Mutual Ins       CalFarm Insurance Co.       Property & Casualty Insurance Company                     272.0
08/10/1999 United Fire & Casualty      American Indemnity Finl     Property & Casualty Insurance and Financing Company        30.2
           NA Trenwick Group Inc.      Chartwell Re Corp.          Property & Casualty Underwriting and Service Company      226.3

                                                                                                                        BOOK VALUE
 COMPLETION                                                                                                              OF TARGET
    DATE         ACQUIROR NAME             TARGET NAME                           DESCRIPTION                              COMPANY
    ----         -------------             -----------                           -----------                            ----------
07/14/1998 Gryphon Holdings Inc        First Reinsurance Co.       Property & Casualty Insurance Holding Company          $   35.0
03/31/1998 Farm Bureau Mutual Ins      Utah Farm Bureau Insurance  Property & Casualty Insurance Company                      27.7
04/01/1998 ACE Ltd.                    CAT Ltd.                    Property & Casualty Underwriting and Service Company      540.4
08/05/1998 Zurich Allied AG            Mountbatten, Inc.           Property & Casualty Insurance Holding Company              10.0
09/30/1998 Liberty Mutual Insurance    Summit Holding Southeast    Property & Casualty Insurance Company                     102.6
08/18/1998 Fund Amer Entrpr Holdings   Folksamerica Holding Co     Property & Casualty Insurance Holding Company             255.0
05/14/1999 First American Financial    National Information Group  Property & Casualty Insurance Holding Company              29.5
03/31/1999 Nationwide Mutual Ins       CalFarm Insurance Co.       Property & Casualty Insurance Company                     108.7
08/10/1999 United Fire & Casualty      American Indemnity Finl     Property & Casualty Insurance and Financing Company        33.3
           NA Trenwick Group Inc.      Chartwell Re Corp.          Property & Casualty Underwriting and Service Company      285.8

                                                                                                                      TRANSACTION
 COMPLETION                                                                                                             VALUE TO
   DATE         ACQUIROR NAME             TARGET NAME                           DESCRIPTION                            BOOK VALUE
   ----         -------------             -----------                           -----------                           ------------
07/14/1998 Gryphon Holdings Inc        First Reinsurance Co.       Property & Casualty Insurance Holding Company           1.2
03/31/1998 Farm Bureau Mutual Ins      Utah Farm Bureau Insurance  Property & Casualty Insurance Company                   1.3
04/01/1998 ACE Ltd.                    CAT Ltd.                    Property & Casualty Underwriting and Service Company    1.2
08/05/1998 Zurich Allied AG            Mountbatten, Inc.           Property & Casualty Insurance Holding Company           4.4
09/30/1998 Liberty Mutual Insurance    Summit Holding Southeast    Property & Casualty Insurance Company                   2.1
08/18/1998 Fund Amer Entrpr Holdings   Folksamerica Holding Co     Property & Casualty Insurance Holding Company           0.7
05/14/1999 First American Financial    National Information Group  Property & Casualty Insurance Holding Company           3.8
03/31/1999 Nationwide Mutual Ins       CalFarm Insurance Co.       Property & Casualty Insurance Company                   2.5
08/10/1999 United Fire & Casualty      American Indemnity Finl     Property & Casualty Insurance and Financing Company     0.9
           NA Trenwick Group Inc.      Chartwell Re Corp.          Property & Casualty Underwriting and Service Company    0.8
                                                                                                                          ----
AVERAGE:                                                                                                                   1.9
AVERAGE W/O HIGH AND LOW:                                                                                                  1.8
MEDIAN:                                                                                                                    1.3

Source: SNL Database


                                                                                                                      TRANSACTION
 COMPLETION                                                                                                             VALUE TO
   DATE         ACQUIROR NAME             TARGET NAME                           DESCRIPTION                             EARNINGS
   ----         -------------             -----------                           -----------                           -----------
07/14/1998 Gryphon Holdings Inc        First Reinsurance Co.       Property & Casualty Insurance Holding Company             NA
03/31/1998 Farm Bureau Mutual Ins      Utah Farm Bureau Insurance  Property & Casualty Insurance Company                    50.1
04/01/1998 ACE Ltd.                    CAT Ltd.                    Property & Casualty Underwriting and Service Company      6.1
08/05/1998 Zurich Allied AG            Mountbatten, Inc.           Property & Casualty Insurance Holding Company            26.1
09/30/1998 Liberty Mutual Insurance    Summit Holding Southeast    Property & Casualty Insurance Company                    18.1
08/18/1998 Fund Amer Entrpr Holdings   Folksamerica Holding Co     Property & Casualty Insurance Holding Company             9.4
05/14/1999 First American Financial    National Information Group  Property & Casualty Insurance Holding Company            36.6
03/31/1999 Nationwide Mutual Ins       CalFarm Insurance Co.       Property & Casualty Insurance Company                    24.3
08/10/1999 United Fire & Casualty      American Indemnity Finl     Property & Casualty Insurance and Financing Company       NM
           NA Trenwick Group Inc.      Chartwell Re Corp.          Property & Casualty Underwriting and Service Company     10.1
                                                                                                                          ------
AVERAGE:                                                                                                                    22.6
AVERAGE W/O HIGH AND LOW:                                                                                                   20.8
MEDIAN:                                                                                                                     21.2

Source: SNL Database

ANALYSIS OF COMPARABLE TRANSACTIONS

                    SELECTED COMPARABLE STAFFING TRANSACTIONS
                            SELECTED TRANSACTION DATA

                                                                                                                Target Data ($ mil)
                                                                                                                             Trans.
   Date    Acquiror Name               Target Name                                      Target Business Description          Value
   ----    -------------               -----------                                      ---------------------------          -----
06/08/99 Coastal Physician Group       The staffing business of FPA Medical Management  Emergency-room management busi        89.0
03/12/99 Private Investor Group        Team Health (sub of MedPartners)                 Medical staffing services            361.4
12/01/98 Automatic Data Processing     Vincam Group                                     Provide temporary help svcs          291.9
08/31/98 Linsalata Capital Partners    Personnel Management                             Employment agency                     34.9
08/04/98 ACSYS Inc.                    Staffing Edge                                    Employment agency                     30.4
08/01/98 RehabCare Group               StarMed Staffing                                 Nurse staffing unit of Med. Res.      33.0
06/01/98 Corporate Services Group      Corestaff                                        Staffing unit of Metamor             200.0
04/20/98 Romac International           Source Services Corp                             Staffing services company            454.4
10/01/97 TEAM America Corp.            Aspen Consulting Group                           Professional Employer Org.             9.6


                                                                                                                Target Data ($ mil)
                                                                                                                           Revenue
   Date    Acquiror Name               Target Name                                      Target Business Description          LTM
   ----    -------------               -----------                                      ---------------------------        -------
06/08/99 Coastal Physician Group       The staffing business of FPA Medical Management  Management Emergency-room management
                                                                                        busi                                   160
03/12/99 Private Investor Group        Team Health (sub of MedPartners)                 Medical staffing services            547.6
12/01/98 Automatic Data Processing     Vincam Group                                     Provide temporary help svcs        1,194.4
08/31/98 Linsalata Capital Partners    Personnel Management                             Employment agency                     79.4
08/04/98 ACSYS Inc.                    Staffing Edge                                    Employment agency                     21.3
08/01/98 RehabCare Group               StarMed Staffing                                 Nurse staffing unit of Med. Res.      58.0
06/01/98 Corporate Services Group      Corestaff                                        Staffing unit of Metamor             470.0
04/20/98 Romac International           Source Services Corp                             Staffing services company            294.7
10/01/97 TEAM America Corp.            Aspen Consulting Group                           Professional Employer Org.            44.1

                                                                                                                Target Data ($ mil)
                                                                                                                           EBITDA
   Date    Acquiror Name               Target Name                                      Target Business Description          LTM
   ----    -------------               -----------                                      ---------------------------        -------
06/08/99 Coastal Physician Group       The staffing business of FPA Medical Management  Management Emergency-room management
                                                                                        busi                                   NA
03/12/99 Private Investor Group        Team Health (sub of MedPartners)                 Medical staffing services            55.6
12/01/98 Automatic Data Processing     Vincam Group                                     Provide temporary help svcs          14.6
08/31/98 Linsalata Capital Partners    Personnel Management                             Employment agency                     3.7
08/04/98 ACSYS Inc.                    Staffing Edge                                    Employment agency                     0.6
08/01/98 RehabCare Group               StarMed Staffing                                 Nurse staffing unit of Med. Res.      3.0
06/01/98 Corporate Services Group      Corestaff                                        Staffing unit of Metamor               NA
04/20/98 Romac International           Source Services Corp                             Staffing services company            20.4
10/01/97 TEAM America Corp.            Aspen Consulting Group                           Professional Employer Org.            0.8



                                                                                                                       Transaction
                                                                                                                         Multiples
                                                                                                                            TEV/
   Date    Acquiror Name               Target Name                                      Target Business Description        Revenue
   ----    -------------               -----------                                      ---------------------------        -------
06/08/99 Coastal Physician Group       The staffing business of FPA Medical Management  Management Emergency-room management
                                                                                        busi                                  0.6
03/12/99 Private Investor Group        Team Health (sub of MedPartners)                 Medical staffing services             0.7
12/01/98 Automatic Data Processing     Vincam Group                                     Provide temporary help svcs           0.2
08/31/98 Linsalata Capital Partners    Personnel Management                             Employment agency                     0.4
08/04/98 ACSYS Inc.                    Staffing Edge                                    Employment agency                     1.4
08/01/98 RehabCare Group               StarMed Staffing                                 Nurse staffing unit of Med. Res.      0.6
06/01/98 Corporate Services Group      Corestaff                                        Staffing unit of Metamor              0.4
04/20/98 Romac International           Source Services Corp                             Staffing services company             1.5
10/01/97 TEAM America Corp.            Aspen Consulting Group                           Professional Employer Org.            0.2
                                                                                                                             -----
AVERAGE:                                                                                                                      0.7
AVERAGE W/O HIGH AND LOW:                                                                                                     0.6
MEDIAN:                                                                                                                       0.6



                                                                                                                       Transaction
                                                                                                                         Multiples
                                                                                                                            TEV/
   Date    Acquiror Name               Target Name                                      Target Business Description         EBITDA
   ----    -------------               -----------                                      ---------------------------        -------
06/08/99 Coastal Physician Group       The staffing business of FPA Medical Management  Management Emergency-room management
                                                                                        busi                                   NA
03/12/99 Private Investor Group        Team Health (sub of MedPartners)                 Medical staffing services             6.5
12/01/98 Automatic Data Processing     Vincam Group                                     Provide temporary help svcs          20.0
08/31/98 Linsalata Capital Partners    Personnel Management                             Employment agency                     9.4
08/04/98 ACSYS Inc.                    Staffing Edge                                    Employment agency                      NM
08/01/98 RehabCare Group               StarMed Staffing                                 Nurse staffing unit of Med. Res.     11.0
06/01/98 Corporate Services Group      Corestaff                                        Staffing unit of Metamor               NA
04/20/98 Romac International           Source Services Corp                             Staffing services company            22.3
10/01/97 TEAM America Corp.            Aspen Consulting Group                           Professional Employer Org.           11.9
                                                                                                                            ------
AVERAGE:                                                                                                                     14.4
AVERAGE W/O HIGH AND LOW:                                                                                                    15.6
MEDIAN:                                                                                                                       9.4



Source: OneSource Information Systems

ANALYSIS OF COMPARABLE TRANSACTIONS

The multiples implied by the purchase of PEGI are substantially within the range of the derived comparable multiples.

                                         Transaction Value to Book Value              Transaction Value to Net Income
                                   ----------------------------------------       ---------------------------------------
                                              Peers                    PEGI                   Peers                  PEGI
 WORKERS' COMPENSATION INSURANCE
 Multiple Range                     0.7         to         4.4         2.2         6.1         to        50.1        14.7
 Average                                        1.9                                           22.6
 Average w/o High & Low                         1.8                                           20.8
 Median                                         1.3                                           21.2

                                         Total Enterprise Value to Revenue               Total Enterprise Value to EBITDA
                                    -----------------------------------------      ---------------------------------------

                                               Peers                   PEGI                    Peers                  PEGI
 STAFFING SERVICES
 Multiple Range                     0.2         to         1.5         0.4         6.5         to         22.3       6.8
 Average                                        0.7                                           14.4
 Average w/o High & Low                         0.6                                           15.6
 Median                                         0.6                                            9.4

ANALYSIS OF DISCOUNTED CASH FLOW

The discounted cash flow analysis provides an estimate as to the value creation potential of a business based on a projected stream of cash flows. The general purpose of this form of analysis is to:

Evaluate:         The projected free cash flows of the Company, with
                  appropriate growth assumptions on a discounted basis

                           which should:

Indicate:         A range of equity values for marketable control interest,
                  derived from indicators of Total Enterprise Value calculated using various required rates of return and perpetuity growth rate assumptions.

Equity Value - The valuation of 100% of a company's common stock.

Total Enterprise Value - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities

ANALYSIS OF DISCOUNTED CASH FLOW


In determining a range of values for PEGI using the Discounted Cash Flow approach, Advest:

     - Determined a required equity rate of return (cost of equity) using the Capital Asset Pricing Model (CAPM)

     -    Calculated a range of weighted average costs of capital using various:
               - required equity rates of return; and
               - capital structures

     - Discounted the Company's projected free cash flows using the 1999 through 2000 forecasts prepared by management

     -    Derived a range of equity values using various:
               - required rates of return; and
               - perpetual growth rate assumptions

ANALYSIS OF DISCOUNTED CASH FLOW

                           Capital Asset Pricing Model
                          Equity Discount Rate Build-up


                                                    WORKERS' COMP        STAFFING
Risk Free Rate:                                        6.00% (1)          6.00% (1)

Equity Risk Premium:                                   7.80% (2)          7.80% (2)
                                                      -----              -----
     Average Comparative Company Return               13.80%             13.80%


Risk Adjustment for Size:                              3.60% (3)          3.60% (3)

Other Risk Factors:                                   12.60% (4)          2.60% (5)
                                                      -----              -----
     Equity required rate of return                   30.00%             20.00%



(1)   Ten year Treasury rate at September 3, 1999.

(2) Market risk premium for equity based on Intermediate-horizon expected equity risk premium studies by Ibbotson Associates.

(3) Ibbotson 1996 study shows a 3.6% expected micro-capitalization equity size premium for capitalization's below $171 million.

(4) Risk factors considered include: relative size of the business segments in relation to the industry, pricing pressures in workers' compensation business, diversification away from core business and risks associated with the reinsurance business.

(5) Risk factors considered include: relative size of the business segments in relation to the industry, diversification of operations, ability to effectively compete for acquisitions

ANALYSIS OF DISCOUNTED CASH FLOW

                                      PEGI
                        Projected Free Cash Flow Analysis

The projections provided below represent management projections through the year 2000.


                  WORKERS' COMPENSATION PROJECTIONS


                                               1999              2000

CASH FLOW ASSUMPTIONS                         Q3/Q4            FULL YEAR
Operating Profit                              1,191,493         2,753,378
Tax Effect                                      173,000           487,000
Net Operating Profit After Tax                1,018,493         2,266,378
Depreciation & Amortization                      20,000           101,600
                                              ---------         ---------
Gross Cash Flow                               1,038,493         2,367,978


Investments:
Change in Working Capital                            NA                NA
Capital Expenditures                             15,000            40,000
                                              ---------         ---------
Free Cash Flow                                1,023,493         2,327,978
                                              ---------         ---------

                         STAFFING BUSINESS PROJECTIONS


                                               1999              2000

CASH FLOW ASSUMPTIONS                         Q3/Q4            FULL YEAR
Operating Profit                              1,759,507         3,985,622
Tax Effect                                      621,000         1,631,000
Net Operating Profit After Tax                1,138,507         2,354,622
Depreciation & Amortization                     180,000           914,400
                                              ---------         ---------
Gross Cash Flow                               1,318,507         3,269,022


Investments:
Change in Working Capital                       837,000         2,531,000
Capital Expenditures                            135,000           400,000
                                              ---------         ---------
Free Cash Flow                                  346,507           338,022
                                              ---------         ---------


Note: The Company's overhead expense has been allocated based on the revenue contribution of each business segment. Assumptions regarding the allocation of Depreciation & Amortization, Changes in Working Capital and Capital Expenditures are based on growth expectations for each business. The tax assumptions used are the effective tax dollars as provided by the Company.

ANALYSIS OF DISCOUNTED CASH FLOW

                         WORKERS' COMPENSATION BUSINESS
                 CALCULATION OF WEIGHTED AVERAGE COST OF CAPITAL

Determined a required rate of return (cost of equity) using the build-up method above.

Calculated a range of weighted average costs of capital (WACC) using various:

-    required equity rates of return; and
-    capital structures
-    after tax cost of debt                   COST OF DEBT
                                              ------------
                                              Prime Rate:               8.00%
                                              After Tax Cost of Debt:   6.72%



                    RANGE OF WEIGHTED AVERAGE COST OF CAPITAL

         DEBT AS                        REQUIRED RATE OF RETURN ON EQUITY
        PERCENT OF         27.0%    28.0%    29.0%    30.0%   31.0%    32.0%    33.0%
         EQUITY
-------------------------------------------------------------------------------------
           5.0%            26.0%    26.9%    27.9%    28.8%   29.8%    30.7%    31.7%
          10.0%            25.0%    25.9%    26.8%    27.7%   28.6%    29.5%    30.4%
          15.0%            24.0%    24.8%    25.7%    26.5%   27.4%    28.2%    29.1%
          20.0%            22.9%    23.7%    24.5%    25.3%   26.1%    26.9%    27.7%
          25.0%            21.9%    22.7%    23.4%    24.2%   24.9%    25.7%    26.4%


ANALYSIS OF DISCOUNTED CASH FLOW


                         WORKERS' COMPENSATION BUSINESS
                      CALCULATION OF TOTAL ENTERPRISE VALUE

Discounted the Company's projected free cash flows at the WACC using the 1999 through 2000 forecasts prepared by management.

Derived a range of Implied Enterprise Values using various:
- required rates of return; and
- perpetual growth rate assumptions


                   RANGE OF CALCULATED TOTAL ENTERPRISE VALUES


TERMINAL VALUE                           WEIGHTED AVERAGE COST OF CAPITAL
 GROWTH RATES        24.0%          24.8%          25.7%          26.5%          27.4%          28.2%          29.1%
----------------------------------------------------------------------------------------------------------------------
           0.5%    9,832,828      9,488,662      9,167,861      8,868,132      8,587,472      8,324,123      8,076,539
           1.0%   10,026,955      9,668,697      9,335,248      9,024,126      8,733,168      8,460,484      8,204,410
           1.5%   10,229,726      9,856,455      9,509,563      9,186,357      8,884,499      8,601,950      8,336,921


ANALYSIS OF DISCOUNTED CASH FLOW


                               STAFFING BUSINESS
                CALCULATION OF WEIGHTED AVERAGE COST OF CAPITAL

Determined a required rate of return (cost of equity) for a financial buyer using the build-up method above.

Calculated a range of weighted average costs of capital (WACC) using various:
-   required equity rates of return; and
-   capital structures                      COST OF DEBT
-   after tax cost of debt                  Prime Rate:                 8.00%
                                            After Tax Cost of Debt:     5.04%



                    RANGE OF WEIGHTED AVERAGE COST OF CAPITAL

         Debt as                        Required Rate of Return on Equity
        Percent of         17.0%    18.0%    19.0%    20.0%   21.0%    22.0%    23.0%
         Equity
-------------------------------------------------------------------------------------
          30.0%            13.4%    14.1%    14.8%    15.5%   16.2%    16.9%    17.6%
          35.0%            12.8%    13.5%    14.1%    14.8%   15.4%    16.1%    16.7%
          40.0%            12.2%    12.8%    13.4%    14.0%   14.6%    15.2%    15.8%
          45.0%            11.6%    12.2%    12.7%    13.3%   13.8%    14.4%    14.9%
          50.0%            11.0%    11.5%    12.0%    12.5%   13.0%    13.5%    14.0%


ANALYSIS OF DISCOUNTED CASH FLOW


                                STAFFING BUSINESS
                      CALCULATION OF TOTAL ENTERPRISE VALUE

Discounted the Company's projected free cash flows at the WACC using the 1999 through 2000 forecasts prepared by management.

Derived a range of Implied Enterprise Values using various:

- required rates of return; and

- perpetual growth rate assumptions


                   RANGE OF CALCULATED TOTAL ENTERPRISE VALUES


Terminal Value                           Weighted Average Cost of Capital
 Growth Rates        12.2%          12.8%          13.4%          14.0%          14.6%          15.2%          15.8%
----------------------------------------------------------------------------------------------------------------------
           6.0%    7,784,160      7,097,509      6,522,129      6,033,031      5,612,185      5,246,260      4,925,181
           7.0%    9,239,934      8,285,001      7,508,860      6,865,637      6,323,914      5,861,452      5,462,064
           8.0%   11,386,303      9,965,638      8,859,968      7,975,041      7,250,798      6,647,152      6,136,327


ANALYSIS OF DISCOUNTED CASH FLOW

                       Calculation of Implied Equity Value

Because the cash flow base and exit assumption in this model do not take into account servicing debt, discounting these cash flows arrives at an Enterprise Value. In order to attain an Equity Value, net debt (interest bearing debt less unrestricted cash) is subtracted from the Total Enterprise Value (TEV).


Range of Implied Workers' Comp TEV:                    $ 8,076,539      to      $10,229,726
Range of Implied Staffing TEV:                         $ 4,925,181      to      $11,386,303
                                                       ------------------------------------
Range of Combined TEV:                                 $13,001,720      to      $21,616,029
                                                       ------------------------------------
Less Net Debt:                                                      ($315,654)
                                                       ------------------------------------
Range of Implied Equity Values:                        $12,686,066      to      $21,300,375
                                                       ====================================

Shares Outstanding                                                  5,247,085

Implied Share Price                                    $      2.42      to      $      4.06


The purchase price of $26,551,079 is at a premium to this range of implied values.

CONCLUSION

Based on the information and analyses set forth in this presentation, we are of the opinion that as of the date hereof, the financial terms of the consideration to be paid to the Shareholders in conjunction with the self tender, taken as a whole, are fair from a financial point of view to the Shareholders. Advest did not assign relative weights to any of its analyses in preparing its opinion.

No company or transaction used in the above analyses as a comparison is directly comparable to PEGI or the contemplated Transaction. The analyses were prepared solely for purposes of Advest providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders pursuant to the self tender and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold.

                        ADVEST INVESTMENT BANKING GROUP

100 Federal Street         311 South Wacker Drive     90 State House Square      One Rockefeller Center
 Boston, MA 02110            Chicago, IL 60606          Hartford, CT 06103         New York, NY 10020
  (617)423-0003                 (847)842-9111             (860)509-2064              (212)584-4270